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                                                                        CONTACT:
                                           MEDIA - Lillian Kilroy (410) 277-2833
                           INVESTMENT COMMUNITY -- Ellen Grossman (410) 277 2889



                   PROVIDENT BANKSHARES CORPORATION ANNOUNCES
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                           EXECUTIVE SUCCESSION PLANS
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                          GARY N. GEISEL NAMED NEW CEO
                 KEVIN G. BYRNES TO JOIN PROVIDENT AS PRESIDENT

         BALTIMORE (October 16, 2002) Provident Bankshares Corporation announced today that Peter M. Martin will be retiring as Chairman and Chief Executive Officer in April, 2003 and that Gary N. Geisel has been designated as his successor by the Company's Board of Directors. Geisel will assume the role of Chairman and Chief Executive Officer at Provident Bankshares Corporation and its principal subsidiary, Provident Bank, when Martin retires in April, 2003. Geisel currently serves as President and Chief Operating Officer of Provident Bankshares Corporation.

         The Company also announced today that Kevin G. Byrnes has been selected to succeed Geisel as President and Chief Operating Officer in April, 2003. Byrnes will join Provident in November, 2002.

         Ward Coe III, Esquire, partner with Whiteford, Taylor & Preston, L.L.P., and Chair of the Board's succession committee said, "Good corporate governance requires a thoughtful review of executive management succession. Completing just such a review at Provident validated our belief that Gary Geisel is the right person to lead the Company. We look forward to a seamless transition in bank leadership."

         Martin has been with Provident since 1990, serving as President and Chief Operating Officer until his election as Chairman in 1998. A veteran banker with over 30 years of experience, Martin was an Executive Vice President at Equitable Bank prior to joining Provident and before that, spent 18 years at the Bank of Boston in several leadership positions.

         "I am leaving Provident in good hands," Martin said. "Gary has been instrumental in shaping our corporate goals and I know he will continue Provident's successful business strategies and strong community involvement."

         Geisel joined Provident in 1997 as Group Manager of Community Banking. In 1999, he was promoted to the three-member Office of the Chairman and then was promoted to President and Chief Operating Officer in January of 2001. Before joining Provident, he was Executive Vice President, Retail Banking, with Citizens Bank of Maryland.



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         Geisel has more than 30 years of banking experience. At Provident, he has led the bank's expansion into the Greater Washington area. Geisel directed the 1997 acquisition of Montgomery County-based Citizens Savings Bank, as well as the Company's in-store branch expansion and network growth into the Northern Virginia market.

         Geisel said, "Everyone at Provident will miss Pete who has been an incredible force within the Company. The bank is well positioned for the future because of his influence and leadership.

         "Over the last several years, Pete and I have recast our business strategies to focus on core banking businesses and building Provident into a regional bank. We plan to continue to execute our business strategies and increase our value to customers, employees and shareholders. I am proud to lead our exceptional team of managers and staff toward even greater success."

         Byrnes, who held regional management positions with J. P. Morgan Chase & Co. since 1988, returns to the Baltimore/Washington area from Rochester, NY, where he served as Senior Vice President and Upstate Regional Executive for Chase Bank. Prior to his promotion to the New York market in 1992, he spent four years based in Baltimore as President and Chief Executive Officer of Chase Bank of Maryland. Byrnes also has more than 30 years of banking experience with extensive background in consumer, commercial and real estate lending.

         "Kevin brings solid regional and commercial banking expertise, as well as leadership and community involvement credentials," Geisel said. "I am delighted he accepted our offer to join Provident. The depth and breadth of his banking background and his executive experience make him an important addition to our strong and talented senior management team."


Provident Bankshares Corporation is the holding company for Provident Bank, a regional commercial bank with $4.9 billion in assets. Provident serves individuals and businesses in the dynamic Baltimore-Washington corridor though a network of 102 offices in Maryland, Northern Virginia, and southern York County, Pennsylvania. Provident Bank also offers related financial services through wholly owned subsidiaries. Mutual funds, annuities, and insurance products are available through Provident Investment Center and leases through Court Square Leasing and Provident Lease Corp. Visit Provident on the web at www.provbank.com.
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